Exhibit 99.1

811 Louisiana Street, Suite 2100 Houston, TX 77002 713.584.1000

Targa Resources Corp. Announces Full Redemption of its 9.5% Series A Preferred Stock

HOUSTON, April 18, 2022 – Targa Resources Corp. (NYSE: TRGP), a Delaware corporation (the “Company”), today announced that it will deliver a notice of redemption to the holders of 9.5% Series A Preferred Stock (the “Series A Preferred Stock”) of the Company to call for redemption on May 3, 2022 (the “Redemption Date”) all of the issued and outstanding Series A Preferred Stock pursuant to and in accordance with that certain Certificate of Designations of Series A Preferred Stock of the Company, dated as of March 16, 2016. Following the redemption, there will be no Series A Preferred Stock outstanding, dividends on the Series A Preferred Stock will cease to accumulate and all rights of the holders of shares of Series A Preferred Stock will terminate, except the right of such holders to receive the Redemption Consideration (as defined below).

The Series A Preferred Stock called for redemption will be redeemed on the Redemption Date at a per share price of $1,050 per share of Series A Preferred Stock (the “Liquidation Preference”), plus $8.87 per share, which is the amount of accrued and unpaid dividends from April 1, 2022 up to, but not including, the Redemption Date (the “Preferred Dividend” and, together with the Liquidation Preference, the “Redemption Consideration”). The aggregate Redemption Consideration is approximately $973.4 million. The Redemption Consideration does not include dividends with respect to the quarterly period ending March 31, 2022, which will be paid prior to the Redemption Date on May 2, 2022.

The redemption of the Series A Preferred Stock is consistent with the Company’s ongoing efforts to simplify its capital structure and to identify opportunities to generate additional free cash flow by enabling the Company to realize annual cash savings associated with the redemption.

As specified in the notice of redemption, payment of the Redemption Consideration will be made only upon the deemed surrender of shares of Series A Preferred Stock to the redemption agent, Computershare Trust Company, N.A. Questions regarding the redemption of the Series A Preferred Stock, or the procedures therefore, may be directed to Computershare Trust Company, N.A. at:

Computershare Trust Company, N.A.

Transfer Agent and Registrar

150 Royall Street

Canton, MA 02021

Tel: 1-800-546-5141

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary domestic midstream infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and natural gas liquids (“NGLs”) to domestic and international markets with growing demand for cleaner fuels and feedstocks. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting, and purchasing and selling natural gas; transporting, storing, fractionating, treating, and purchasing and selling NGLs and NGL products, including services to liquefied petroleum gas exporters; and gathering, storing, terminaling, and purchasing and selling crude oil.

The principal executive offices of Targa Resources Corp. are located at 811 Louisiana Street, Suite 2100, Houston, TX 77002 and their telephone number is 713-584-1000.

For more information, please visit our website at www.targaresources.com.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company’s investor relations department by email at InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Vice President, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer